Exhibit 3.1

BYLAWS OF TIM WE – SGPS, S.A.

Updated Version

CHAPTER I

ARTICLE ONE

Nature and Corporate Name

1.	The company is incorporated as a public limited company under the corporate name of Tim We – SGPS, S.A.

2.	The company is constituted for an undetermined period of time and will be governed by the present bylaws, by the Commercial Company Code and other applicable legislation.

ARTICLE TWO

Head Office

1.	The head office of the company is located at Avenida Infante Santo, number two, letter “H”, third floor, Prazeres, Lisbon.

2.	By resolution of the Board of Directors, the Company may establish and maintain, at any location within or outside the national territory, agencies, delegations or any other form of representation, as well as relocate its head office to any location within the national territory.

ARTICLE THREE

Object

1.	The sole object of the Company is to manage holdings of other companies, as indirect means of undertaking economic activities.

2.	The company, without restrictions and according to the applicable law, may acquire or hold quotas or shares from other companies, and may engage in complementary groups of companies and European economic interest groupings, as well as constitute and engage in any other temporary or permanent associations among companies or public or private entities.

CHAPTER II

SHARE CAPITAL, SHARES AND BONDS

ARTICLE FOUR

Share Capital

1. The share capital of the Company is one million and five hundred thousand Euros and it is fully paid.

2. The share capital is represented by fifty million common shares, with nominal value of three cents each.

3. The Board of Directors is hereby authorized to increase the share capital, in one or more occasions, through cash contributions up to one million Euros, for a period of five years and as long as there is a favorable opinion of the Audit Committee, which, according to the number 4 of article five, can be paid through the issue of shares of all categories and kinds permitted by law, including preferred shares, redeemable or not, and in the event of issue of shares of different categories, the correspondent proportion must be previously set forth.

Exhibit 3.1

4. Should the interest of the Company justify, the General Assembly may limit or suppress the preemptive right of shares subscription in the increase of share capital, including which was or will be deliberated by the Board of Directors, therefore, the Board of Directors may submit a proposal to the General Assembly regarding the limitation or suppression of the preemptive right of shares subscription, which must include the reasons underlying the proposal, the allotment method of the new shares, the conditions regarding their disposal, the issue price and the criteria to be observed in the determination of that price.

5. Pursuant to the terms of number four of the present article, when the increase of share capital includes the issue of new shares in more than one category, the Board of Directors must communicate that fact to the General Assembly to ensure that a resolution is entered into, regarding the respective proportion of issue.

6. Should the Audit Committee refuse to grant a favorable opinion to the Board of Directors regarding the increase of share capital in the terms set forth in the present article, the Board of Directors may submit the divergent issue to be assessed by the General Assembly.

ARTICLE FIVE

Shares

1. The share capital of the company is currently constituted by common shares.

2. The shares of the company may take the form of paper stock certificates or be record in book-entry, and may be nominative or to the bearer.

3. The paper stock certificates may have one, five, ten, a hundred, five hundred, a thousand and multiples of one thousand shares.

4. According to the law, the Company may issue shares from all categories and kinds, including preferential shares with or without voting rights, redeemable or not, convertible or not into common shares and, the rights attached to the shares issued by the Company may be different, namely, but not limited to, the allocation of dividends and regarding the distribution of assets resulting from liquidation, as previously established by deliberation.

5. The rights per category of issued shares may only be modified by deliberation of two thirds of the issued votes from the first convened approved General Assembly and at least one third of the share capital shall be present or dully represented; if the modification occurs in the second convene of the General Assembly, the deliberation shall be made by two thirds of the issued votes, regardless of how many shareholders are present or dully represented or shall be made by simple majority of the issued votes, if at least a half of the share capital is present or dully represented.

6. The company may amortize the shares which are subject to lien, seizure, distraint, disposal of assets, adjudication or other judicial proceeding, for the nominal amount plus the correspondent part of the constituted reserve funds.

ARTICLE SIX

Bonds and other Securities

1. The company may issue, according to the law, debt securities, bonds or other securities, nominative or to the bearer, convertible or not through the simple deliberation of the Board of Directors and subject to the limitations imposed by the authorization of share capital increase by the Board of Directors, as long as applicable and without disregard of the following number.

Exhibit 3.1

2. The General Assembly may delegate on the Board of Directors the competence to issue bonds that may be converted into shares, provided that the deliberation has all the following elements:

a) The total amount issued and the underlying reasons, the nominal value of bonds and the price at which they will be issued and redeemed or its determination process the interest rate and repayment plan;

b) The basis and terms of conversion, establishing the exchange rate between the value of shares and convertible bonds, either by setting a reference price for the convertible bonds and for shares conversion, or through fixing the number of shares or percentage of share capital that will be acquired by the conversion of bonds;

c) If the bonds are issued with or without suppression or limitation of preemptive rights;

d) The identification of the subscribers and the number of bonds to be subscribed by each of them, when the company does not resort to public offering.

3. The General Assembly may deliberate for either a single or serial issue of bonds in a number fixed or to be fixed by the Board of Directors, in a time limit that shall not exceed five years.

ARTICLE SEVEN

Preemptive rights in the increase of share capital

1. In each increase of capital made through cash contributions, whoever is a shareholder at the date of that deliberation may exercise the right to purchase new shares in the company before any non-shareholder.

2. The new shares will be divided among the shareholders who practice their preemptive right as follows:

a) it will be allotted to each shareholder the number of shares proportional to those held by the shareholder on the referred date, or an inferior number if the shareholder intends to acquire less than that proportion;

b) the requests regarding shares that exceed the number specified in the first part of subparagraph a), to the extent that results from one or more surplus allotment. 3. If the alienation of the subscription rights does not take place, the preemptive rights on old shares that cannot be allotted a given number of new shares will expire; those shares which have not been subscribed will be offered one time to all the other shareholders for subscription.

4. If the company has several categories of shares, all shareholders benefit from equal preemptive rights regarding the subscription of new shares, whether common or of any particular category, except as provided for in the paragraph below.

5. If the new shares are equal to any existing special category, the preemptive right may first be exercised by shareholders of that category and other shareholders may only exercise the preemptive right over the remaining non subscribed shares.

ARTICLE EIGHT

Shares and Own Bonds

1. With the limitations established by law, the Company may acquire and/or dispose of its own shares and bonds.

2. The Company may acquire its own bonds for conversion or amortization, through a simple deliberation from the Board of Directors.

Exhibit 3.1

ARTICLE NINE

Right to Information

1. Information requested by an empowered shareholder that owns shares representing a minimum of one per cent of the share capital and if dully justified, will be available only at the head office or in the company’s website on the Internet, when deliberated by the Board of Directors, except if otherwise established by law or by a regulatory authority. The following information cannot be sent by e-mail to the shareholders:

a) management reports and financial documents required by law, of the last three financial years, including the opinions of the Supervision Board, Audit Committee, the General and Supervisory Council or the committee for financial matters, as well as audit reports which, by law, must be disclosed;

b) Summons, minutes and attendance lists of meetings and general and special assemblies of shareholders and assemblies of bondholders held in the last three financial years;

c) The total amount of remuneration paid to members of the statutory bodies in the last three years;

d) The total of the amounts paid in the course of the last three years, to the 10 to 5 company employers who receive the highest salaries, depending on whether the number of staff exceeds 200.

2. The shareholders of at least ten percent of the share capital may present a written request to the Board of Directors requiring written information regarding certain company matters, although the Board of Directors may refuse do disclose such information in case of concern that the information will be used by the shareholder for purposes that can damage or are not related to the company, as well as when the disclosure may harm the company or the shareholders. It can also be refused whenever there is the possibility to break any kind of confidentiality protected by law, without prejudice of the following number.

3. The Board of Directors cannot refuse to give the information requested if the written request mentions grounds of investigating the liability of the Board of Directors or the Supervision Body, unless it is foreseeable that it is not the goal of the request.

4. The General Assembly may, by means of deliberation of the majority required for alteration of the company contract, annul the present Article should the interest of the company justify and allow the information referred on paragraph one be sent by e-mail, considering the justification submitted by the requiring shareholder.

CHAPTER III

STATUTORY BODIES

SECTION I

GENERAL CONSIDERATIONS

ARTICLE TEN

Statutory Bodies

The Statutory Bodies are the General Assembly, the Board of Directors which includes the Audit Committee and the Statutory Auditor.

Exhibit 3.1

ARTICLE ELEVEN

Term of Office

1. Without prejudice of paragraph 3 of this article, the members of the General Assembly Steering Committee, Board of Directors, including the Audit Committee and the Statutory Auditor are elected by the General Assembly, for a period term of three years and can be reelected more than once, in accordance with the relevant legal limitations.

2. In the end of each term, the elected members of the General Assembly Steering Committee and of the other statutory bodies shall remain in office until new members have been appointed.

3. The Statutory Auditor is elected by the General Assembly following proposal of the Audit Committee.

ARTICLE TWELVE

Remuneration of the Employees

According to the case, the deliberation, execution and implementation of the Employees’ remuneration plans, specifically the stock option plans, is a duty of the Board of Directors, of a Commission created for that purpose or of the General Assembly.

SECTION II

General Assembly

ARTICLE THIRTEEN

Obligations of the Shareholders and Information Duties

1. Shareholders shall:

a) Not cast any votes which, in statutory terms should not be counted, without indicating the existence of a limitation on the counting;

b) Notify the Board of Directors of the occurrence of any of the situations provided for under article 20 of the Securities Code, as well as to provide the Board of Directors, in writing and in a truthful, complete and enlightening manner, all the requested information regarding those situations, in a time limit established by the Board of Directors;

c) Notify the Board of Directors of the conclusion and full contents of any shareholders agreement concerning the company;

2. The information referred to in sub paragraphs b) and c) of the preceding number shall be provided within a period of five working days from their occurrence, unless a General Assembly is held during the course of such period of time, in which case the information should also be provided to the chairman of the board of the General Assembly up until the time of the meeting.

ARTICLE FOURTEEN

Participation on the General Assembly

1. Only shareholders who prove that at 0:00 hours (GMT) of the fifth day prior to the General Assembly (the “Registration Date”) they are holders of company’s shares which according to the law and these bylaws correspond to at least one vote, may attend General Assemblies, discuss and vote the matters included on the agenda.

Exhibit 3.1

2. The exercise of the rights referred in number one above is not prejudiced by the transmission on shares previously to the registration date, as does not depend upon their blockage between such date and the General Assembly’s date.

3. Until 23:59 hrs (GMT) of the day previous to the Registration Date, the shareholders who wish to attend the company’s General Assembly shall state their intention to the Chairman of the General Assembly and to that effect may resort to the electronic mail made available by the company and when the shares are deposited in a national or foreign centralized depository to the financial intermediary where the shares are registered, or to the entity that manages the centralized depository or to another entity appointed by the latter (as applicable).

4. In order to allow participation of Shareholders in the General Assembly, the entitlement of shares shall be proven:

a) In case of paper stock certificates which are not deposited in a national or foreign centralized depository, by the registry correspondent to the note in name of the respective holder in the company’s securities book existent in the Registry Date. Such book shall be provided by the Company’s to the General Assembly Chairmen until 23:59 of the fifth day previous to the one scheduled for the Generally Assembly to take place.

b) In case of paper stock certificates which are deposited in a national or foreign centralized depository by the transmission, by the financial intermediary or by the entity that manages the centralized depository or by another entity appointed by the latter (as applicable) to the President of the General Assembly, of information regarding the number of shares registered in the holder’s account existent in the Registry Date, until 23:59 of the fifth day previous to the one scheduled for the Generally Assembly to take place.

5. The shareholders who professionally hold shares in their name but on behalf of clients, can vote in different ways using their shares, as long as, without prejudice to the requirements of participation in the Generally Assembly referred above, they show or otherwise appoint another entity to show to the General Assembly Chairmen, within the same term referred in number three of the present article, through validated statement or using other sufficient or proportional proof:

a) The number of voting shares on the account of each client and to the extent possible and permitted by law, identification of each client;

b) The vote instructions given by each client, specific for each matter of the agenda.

6. A shareholder may be represented in a General Assembly by someone dully empowered in accordance to the law, including another shareholder or a member of the Board of Directors.

ARTICLE FIFTEEN

Votes

1. Each share corresponds to one vote.

2. Voting through postal vote or by electronic means may comprise all the matters included in the summons, in the terms and conditions set forth therein.

3. The terms and conditions to exercise the postal vote or the vote by electronic means shall be defined by the Chairman of the Steering Committee of the General Assembly in the summons, in order to ensure its authenticity, regularity, safety, trustfulness and confidentiality up until the moment of the voting.

Exhibit 3.1

4. The votes cast by mail are counted as negative votes to proposals made during the Assembly after the vote was issued.

5. The attendance in the General Assembly of the shareholders which may have exercised their respective voting rights by mail or electronic means, or by their representative, determines the revocation of the vote expressed by those means.

6. In cases of the joint ownership of shares, only the common representative or its representative, may participate in General Assemblies.

7. Without prejudice to the referred in number 5 of the previous article, when a shareholder has more than one vote he/she may not separate the votes in order to vote in different ways on the same proposal or to fail to vote with all the shares that allow the vote.

8. The limits set out in the preceding numbers apply to legal usufructs and collateral creditors of the shares.

ARTICLE SIXTEEN

Prevention from voting

A Shareholder shall not vote, either directly or by proxy, not even representing other, when the law expressly prohibits such vote or whenever the deliberation concerns:

a)	Liberation of a bond or personal responsibility of the Shareholder, assuming such quality or the quality of a member of either the administration or the audit statutory bodies;

b)	Disputes where the company demands the shareholder or where the shareholder demands the company, both judicially and extra judicially;

c)	Discharge, following a justified reason, of its position in the corporate bodies;

d)	Any established or to be established relationship between the company and the shareholder which does not fall within the limits of the bylaws.

ARTICLE SEVENTEEN

Special Shareholders Assemblies

Special Assemblies of shareholders of a certain category shall be convened, shall meet and function according to the law and in compliance with the bylaws of the company regarding General Assemblies.

ARTICLE EIGHTEEN

Quorum and Deliberative Majority

1.	The General Assembly shall only be considered as validly constituted, in the first summon, for the resolution of any issues, whenever it is present, at least, one third of the share capital of the company, without prejudice of the cases where a more qualified majority is required by law or statutorily and notwithstanding the legal provisions regarding the second summoning.

2.	In order to be validly adopted, resolutions taken at the General Assembly convened in the first summon shall need the approval of, at least, the votes representing one third of the share capital of the Company, without prejudice of the cases where a more qualified majority is required by law or statutorily and notwithstanding the legal provisions regarding the second summoning.

Exhibit 3.1

ARTICLE NINETEEN

General Assembly Competences

1.	The General Assembly shall:

a)	Elect the General Assembly Steering Committee, the Board of Directors members, the Audit Committee and the Statutory Auditor;

b)	Appreciate the Board of Directors report, discuss and vote the balance sheet, the accounts and the Audit Committee’s opinion and the remaining documentation legally required.

c)	Deliberate about the allocation of the financial year’s profits;

d)	Deliberate about any amendments on the bylaws, capital increases as well as the limitation or suppression of preemptive rights and also about the conditions, the requirements and the terms to be observed by the Board of Directors when deliberating about capital increases, including the term renovation already established in these Bylaws.

e)	Deliberate about the issue of bonds or other transferable securities, as well as about the limitation or suppression of preemptive rights in the issue of bonds convertible in shares and about the establishment, according to these bylaws, of parameters to be observed by the Board of Directors when issuing bonds of this nature;

f)	Deliberate about the remuneration of the other statutory bodies. A Remuneration Commission for such matter can be appointed by the General Assembly;

g)	Deliberate about the existence of the Company’s justified interest in order to allow it to grant personal or in rem securities to other entities debts which are not part of its own group of companies or where does not exist dominance relationships between them.

h)	Take care of any other matter for which it has been summoned.

ARTICLE TWENTY

General Assembly Steering Committee and its Convocation

1.	The General Assembly Steering Committee is composed by its Chairman, its Deputy Chairman and a Secretary.

2.	The General Assembly shall be convened and directed by the Chairman or, in case of his absence or if any prevention from action exists, by the Deputy Chairman.

3.	As demanded by law, the General Assembly summon shall be published at least with one month in advance from the General Assembly’s date, with express reference to all the matters to be discussed and complying with all the other aspects imposed by law.

4.	The General Assembly shall take place in the Company’s head office or, according to the established by law, in any other place chosen by the Chairman. In order for the General Assembly to take place telematic systems can be used.

5.	Shareholders General Assemblies can take place using telematic means, in such case the General Assembly Chairman shall assure the declarations authenticity and the communications security, and shall, assisted by the other General Assembly members, register its content and respective participants.

Exhibit 3.1

ARTICLE TWENTY ONE

General Assembly Meetings

The General Assembly meets at least once a year and whenever there is a request to convene made by either the Board of Directors Chairman, the Audit Committee or by the Shareholders, as long as they represent at least five percent of the share capital.

SECTION III

BOARD OF DIRECTORS

ARTICLE TWENTY TWO

Board of Directors

1.	The company administration is undertaken by a Board of Directors, composed of an even or odd number of members, in a minimum of seven and a maximum of fifteen, elected for a period of three years, with mandate renovation possibility.

2.	Whenever the Board deliberates, its Chairman has casting vote.

3.	The Board of Directors’ Chairman shall be chosen by the Board of Directors itself.

4.	Alternates can be appointed, and shall be identified in the list submitted to the shareholders General Assembly at the time of the Board of Directors’ appointment.

ARTICLE TWENTY THREE

Executive Committee

1.	The Board of Directors can delegate the day to day Company management to an Executive Committee.

2.	The Executive Committee members are chosen by the Board of Directors among its own members, who also appoint its Chairman who can coincide or not with the one appointed for the Board of Directors.

3.	The Board of Directors shall establish the Executive Committee competences in the company day to day management, delegating in it, if necessary, all the competences which the delegation is not prohibited by the article four hundred and seven of the Commercial Company Code.

4.	The Executive Committee Chairman shall:

a)	Assure that all information related with the activity and the Executive Committee deliberations is given to the remaining members of the Board of Directors.

b)	Assure compliance, within the delegation limits, with the Company strategy and with the collaboration duties towards the Board of Directors Chairman.

5.	The Executive Committee shall operate, as a rule, according to what is established for the Board of Directors in these bylaws and in the applicable legislation, without prejudice to the adaptations considered to be applicable by the Board of Directors to such operation mode.

6.	The Board of Directors can authorize the Executive Commission to entrust one or more of its members with certain matters and to delegate in one or more of its members the exercise of some powers which were previously delegated to it.

7.	The Executive Committee deliberations are adopted by majority voting having its Chairman casting vote.

Exhibit 3.1

ARTICLE TWENTY FOUR

Board of Directors Competences

1.	The Board of Directors shall:

a)	Manage the Company business and perform all acts and operations related to the statutory object which do not constitute other statutory bodies specific competences;

b)	Represent the Company in court and extra judicially, with powers to withdraw, settle and confess, as well as to enter in arbitral conventions;

c)	Buy, sell or, using any other means, dispose or encumber rights, namely when affecting company holdings, and movable and immovable property.

d)	Establish the Company’s technical administrative organization and its internal operational standards.

e)	Create commissions and specific committees for defined functions, regardless of its duration and regulate their operation mode.

f)	Appoint judicial or other proxies with the powers it considers appropriate, including the power to sub delegate.

g)	Appoint the members of the commission and committees it constitutes, including their Chairman and other bodies when necessary;

h)	Appoint the effective and the alternate Secretary of the Company;

i)	Promote the substitution of Directors who are definitely absent, by calling alternates during the co-opted remit until the end of the period for which the replaced Directors have been elected.

j)	Promote the substitution, by co-optation, of the Directors who are definitely absent during the co-opted remit until the end of the period for which the replaced Directors have been elected, without prejudice to the necessary ratification in the next General Assembly;

k)	Elaborate and approve any regulations regarding the Company operation;

l)	Elaborate and approve the Company’s Code of Ethics and Conduct;

m)	Elaborate and approve any Codes, regulations or standards related to corporate governance principles according to which the Company shall operate;

n)	Perform all competences attributed to it by the General Assembly.

2.	The absence of any Director on more than a half of the ordinary meetings of the Board of Directors in a given financial year, irrespective of such absent being continuous or interpolated, without a justification approved by the Board of Directors, shall be deemed a definitive absent of such Director.

3.	The Board of Directors may specifically charge one or more Directors to deal with administration matters.

ARTICLE TWENTY FIVE

Directors’ security

Unless there is an exemption granted by the General Assembly, each Director liability shall be mandatorily secured through any of the forms legally admitted and in accordance with the limits legally established.

Exhibit 3.1

ARTICLE TWENTY SIX

Relations with the General Assembly

During the company’s management activities, the Board of Directors shall respect the general directives enacted by the General Assembly, according to the terms and the limits established by law.

ARTICLE TWENTY SEVEN

Competences of the Chairman of the Board of Directors

1.	The Board of Directors Chairman shall:

a)	Represent the Board judicially and extra judicially;

b)	Coordinate the Board of Directors activity and distribute tasks among the Directors, when such distribution is advisable according to the management options;

c)	Convene and direct the Board meetings;

d)	Guarantee the correct execution of the Board of Directors deliberations.

2.	In case of absence or prevention from attending, according to the terms established by law, the Chairman shall be replaced by the Board of Directors councilor indicated by him for such situation.

ARTICLE TWENTY EIGHT

Deliberations

1.	The Board of Directors shall schedule the dates or the periodicity of its ordinary meetings and shall meet extraordinarily whenever convened by the Chairman or by two Directors or by the Audit Committee.

2.	The Board of Directors shall not operate without the participation of at least the majority of its members in function. The Board of Directors Chairman, in situations of manifest urgency, may exempt the presence of the majority, if such is assured by postal or proxy voting according to the conditions set out in the following number.

3.	Without prejudice to the established in the previous number, the postal and proxy voting is allowed, although one Director cannot represent more than one of the other Directors.

4.	The Board of Directors deliberations shall be adopted by majority of the votes cast.

ARTICLE TWENTY NINE

Minutes

1.	The deliberations adopted in the Board of Directors meetings, as well as the explanations of the votes, shall be registered in minutes.

2.	The minutes shall be signed by all the Board of Directors members who participate in the meetings.

3.	The meeting’s participants can dictate a summary of its interventions in order to register them in the minutes.

Exhibit 3.1

ARTICLE THIRTY

Company’s entailment

1.	The Company is bound by:

a)	The signature of two members of the Board of Directors;

b)	The signature of only one member of the Board of Directors to whom those powers have been delegated;

c)	The signature of the appointed proxies regularly constituted and within the terms of its mandate.

2.	In day to day subjects the signature of just one Director suffices.

3.	Whenever the Company’s obligations are represented by stocks, such shall have the signature of two Directors, which can be replaced by a simple mechanical reproduction or by a seal.

4.	The Board of Directors can deliberate, according to the terms and limits legally applicable, that certain company documents can be signed by mechanical procedures or by seal.

SECTION IV

Audit Committee

ARTICLE THIRTY ONE

Composition

1.	The company’s activity control is made by an Audit Committee, constituted by three Directors, all of them elected in General Assembly, according to the following numbers.

2.	The Audit Committee members are appointed, jointly, by the General Assembly and the remaining Directors, the lists suggesting the composition of the Board of Directors shall discriminate the members who will be part of the Audit Committee and appoint the its Chairman.

3.	The members of the Audit Committee shall respect all the requirements concerning incompatibilities, independence and specialization established by law or regulations and all other mandatory market rules applicable, including the ones in force in the jurisdictions in which the Company has transferable securities admitted to negotiation.

4.	The absence of any member of the Audit Committee shall be deemed definitive in the situation referred in the paragraph two of article twenty three, dully applied. Such definitive absence shall be declared by the Audit Committee and the member in consideration shall be replaced according to the law and these bylaws.

ARTICLE THIRTY TWO

Competences

1.	In addition to the competences established by law and in these bylaws, the Audit Committee has the following competences:

a)	Control the administration of the Company;

b)	Superintend the compliance with the law and the bylaws;

c)	Verify the regularity of the books, account registry and related documents;

Exhibit 3.1

d)	Verify, whenever it is convenient and in an adequate manner, the cash in hand and the existence of any kind of assets or values belonging to the company or which were received by the company as a warrantee, deposit or other form.

e)	Verify the financial documents accuracy;

f)	Verify if the account policies and value criteria adopted by the company led to an accurate assessment of the patrimony and the results;

g)	Develop an annual report regarding the supervision duty and provide an opinion on the report, accounts and proposals presented by the administration;

h)	Summon the General Assembly, whenever its Chairman should but does not convene;

i)	Control the effectiveness of the risk management system, the interim control system and the interim audit system, if they exist;

j)	Receive communications regarding irregularities made by the shareholders, employees of the company and others;

k)	Control the proceedings concerning the preparation and disclosure of financial information;

l)	Propose to the General Assembly the appointment of the Statutory Auditor;

m)	Control the account review on the financial documents of the company;

n)	Control the independence of the Statutory Auditor, especially regarding the render of additional services;

o)	Hire the services rendered by experts who help one or more of its members to perform their duties. The importance of the issues and the financial status of the company shall be considered when the experts are hired and their remuneration is established;

p)	Comply with further duties provided by law or these bylaws.

2.	The independent auditors referred in the previous number shall report to and be submitted to the direct and exclusive supervision of the Audit Committee, who shall, annually, obtain and review jointly with the independent auditors the Independent Audit Report.

ARTICLE THIRTY THREE

Deliberations

1.	The Audit Committee meets, at least, once every two months in every financial year, in the place and date established by the Committee Chairman, without prejudice to the possibility of being convened by the Chairman or by request of the majority of its members.

2.	The Audit Committee shall not operate without the presence of at least the majority of its members. The Chairman, in situations of manifest urgency or justified impediment, may exempt the presence of the majority if such is assured by postal or by proxy voting, according to the conditions set out in the following number.

3.	The postal and the proxy voting are allowed although one member cannot represent more than other Audit Committee member.

4.	The Audit Committee deliberations are adopted by the majority of the votes having the Chairmen casting vote.

5.	The deliberations adopted in the Audit Committee meetings, as well as the explanations of the votes shall be registered in minutes, which shall be signed by all the audit committee members who participated in the meeting, who can also dictate a summary of their interventions in order to register them in the minutes.

Exhibit 3.1

ARTICLE THIRTY FOUR

Financial Resources

The Company’s annual budget shall include the financial resources necessary for the Audit Committee to pay the Independent Auditor’s compensation referred in article thirty one as well as the Audit Committee advisors, and the ones necessary to bear the costs required by the Audit Committee in order to perform its competences and duties.

SECTION V

STATUTORY AUDITOR

ARTICLE THIRTY FIVE

Appointment and Competences

1.	The Company’s financial statements shall be certified by a Statutory Auditor or by a Statutory Auditor’s Company, which may have an alternate appointed by the General Assembly acting on a proposal by the Audit Committee.

2.	The Statutory Auditor has the competences established by law.

SECTION VI

SECRETARY

ARTICLE THIRTY SIX

Appointment

1.	The Board of Directors can deliberate the appointment of the company’s Secretary and its alternate; such deliberation shall be registered in a minute. The Secretary mandate shall have the duration of three years, in compliance with the mandates established for the Board of Directors, but bearing in mind that the duties of Secretary shall be performed by a person holding a suitable degree or by a solicitor.

2.	If the Secretary is absent or prevented from acting its duties shall be performed by an alternate.

ARTICLE THIRTY SEVEN

Competences

Without prejudice to the established by law, the Secretary shall:

a)	Act as a secretary in the company bodies meetings.

b)	Draw the minutes and sign them jointly with the respective statutory body members and the General Assembly Chairman, whenever there is one.

c)	Preserve, keep, and assure the organization of the books and minute papers, attendance lists, share register book, as well as the expedients related to them;

d)	Perform the legal notices of meetings for all the statutory bodies;

e)	Certify that all copies or transcriptions extracted from the company books or from the files are true, accurate and up to date;

Exhibit 3.1

f)	Satisfy, within the scope of its competences, the requests made by the Shareholders when exercising their right of information and give the requested information to the statutory bodies which perform control duties over the deliberations of the Board of Directors and of the Executive Committee.

g)	Certify the partial or the entire content of the bylaws in force, as well as the members of the statutory bodies identity and the powers they own.

h)	Certify updated copies of the bylaws, of the shareholders and administration deliberations and of the company’s book accounts, as well as assure that all of them are delivered or sent to the shareholders that have requested and paid the respective price;

i)	Authenticate with a signature all the documents submitted to the General Assembly and referred in the respective minutes;

j)	Promote the registration of company acts if required;

CHAPTER IV

ALLOCATION OF PROFITS

ARTICLE THIRTY EIGHT

Profits Allocation

1.	To the net profits established in each financial year shall be deducted the required amounts for the creation or reintegration of the statutory reserve. The remaining amount shall have the allocation that the General Assembly, by simple majority decides, the general assembly can decide to partial or totally distribute them, or to affect them to statutory reserves.

2.	Within the terms and the limits legally established, shareholders may receive advances on the profits of a certain financial year.

CHAPTER V

Dissolution and Liquidation

ARTICLE THIRTY NINE

Dissolution and Liquidation

1.	The Company shall be dissolved in the situations and according to the terms legally established.

2.	The Company liquidation shall be governed by the applicable law and by the General Assembly deliberations.

Lisbon, August 3 2011.